Free Writing Prospectus pursuant to Rule 433 dated October 9, 2025 / Registration Statement No. 333-284538 STRUCTURED INVESTMENTS Opportunities in U.S. Equities GS Finance Corp.

Dual Directional Trigger PLUS Based on the Performance of the Common Stock of Vistra Corp. due October 13, 2028

Principal at Risk Securities

The Dual Directional Trigger Performance Leveraged Upside SecuritiesSM (Trigger PLUS) do not bear interest and are unsecured notes issued by GS Finance Corp. and guaranteed by The Goldman Sachs Group, Inc.

You should read the accompanying preliminary pricing supplement dated October 8, 2025, which we refer to herein as the accompanying preliminary pricing supplement, to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc.

KEY TERMS		Trigger PLUS Payoff Diagram*
Company (Issuer) / Guarantor:	GS Finance Corp. / The Goldman Sachs Group, Inc.
Underlying stock:	the common stock of Vistra Corp. (current Bloomberg ticker: “VST UN”)
Pricing date:	expected to price on or about October 10, 2025
Original issue date:	expected to be October 16, 2025
Valuation date:	expected to be October 10, 2028
Stated maturity date:	expected to be October 13, 2028
Payment at maturity (for each $1,000 stated principal amount of your Trigger PLUS):
•
if the final share price is greater than the initial share price, $1,000 + the leveraged upside payment, subject to the maximum upside payment at maturity;
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if the final share price is equal to or less than the initial share price, but greater than or equal to the trigger price, $1,000 + the leveraged downside payment; or
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if the final share price is less than the trigger price, $1,000 × share performance factor

Leveraged upside payment:	$1,000 × upside leverage factor × share percent change
Upside leverage factor:	200.00%
Leveraged downside payment:	$1,000 × downside leverage factor × share percent change	Hypothetical Final Share Price (as Percentage of Initial Share Price)	Hypothetical Payment at Maturity (as Percentage of Stated Principal Amount)
Downside leverage factor:	200.00%	175.000%	165.000%
Maximum upside payment at maturity:	at least $1,650.00 per Trigger PLUS (at least 165.00% of the stated principal amount)	150.000%	165.000%
		140.000%	165.000%
Share percent change:	(final share price - initial share price) / initial share price	132.500%	165.000%
Absolute share return:	the absolute value of the share percent change. For example, a -5% share percent change will result in a +5% absolute share return.	120.000%	140.000%
		110.000%	120.000%
		100.000%	100.000%
Initial share price:	the closing price of the underlying stock on the pricing date	90.000%	120.000%
Final share price:	the closing price of the underlying stock on the valuation date	70.000%	160.000%
Trigger price:	60.00% of the initial share price	60.000%	180.000%
Share performance factor:	final share price / initial share price	59.999%	59.999%
CUSIP / ISIN:	40058QHZ5 / US40058QHZ54	50.000%	50.000%
Estimated value range:	$890 to $950 (which is less than the original issue price; see the accompanying preliminary pricing supplement)	30.000%	30.000%
		25.000%	25.000%
		0.000%	0.000%
		*assumes a maximum upside payment at maturity of $1,650.00 per Trigger PLUS

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the Trigger PLUS without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying stock (including historical closing prices of the underlying stock), the terms of the Trigger PLUS and certain risks.

About Your Trigger PLUS

The amount that you will be paid on your Trigger PLUS on the stated maturity date is based on the performance of the common stock of Vistra Corp. as measured from the pricing date to and including the valuation date.

If the final share price is greater than the initial share price, the return on your Trigger PLUS will be positive and equal to the product of the upside leverage factor multiplied by the share percent change, subject to the maximum upside payment at maturity.

If the final share price is equal to or less than the initial share price but greater than or equal to the trigger price, you will receive the principal amount of your Trigger PLUS plus a positive return reflecting the downside leverage factor multiplied by the absolute value of the share percentage change (e.g., if the share percentage change is -5.00%, your return will be +10.00%). However, if the final share price is less than the trigger price, you will lose a significant portion or all of your investment.

The Trigger PLUS are for investors who seek the potential to earn 200.00% of any positive return of the underlying stock, subject to the maximum upside payment at maturity, seek a leveraged positive return for moderate decreases in the underlying stock, are willing to forgo interest payments and are willing to risk losing their entire investment if the final share price is less than the trigger price.

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement, general terms supplement no. 17,741 and preliminary pricing supplement listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement, general terms supplement no. 17,741 and preliminary pricing supplement and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement, general terms supplement no. 17,741 and preliminary pricing supplement if you so request by calling (212) 357-4612.

The Trigger PLUS are notes that are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

•
Preliminary pricing supplement dated October 8, 2025
•
General terms supplement no. 17,741 dated February 14, 2025
•
Prospectus supplement dated February 14, 2025
•
Prospectus dated February 14, 2025

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the Trigger PLUS without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying stock (including historical closing prices of the underlying stock), the terms of the Trigger PLUS and certain risks.

RISK FACTORS

An investment in the Trigger PLUS is subject to risks. Many of the risks are described in the accompanying preliminary pricing supplement, accompanying general terms supplement no. 17,741, accompanying prospectus supplement and accompanying prospectus. Below we have provided a list of certain risk factors discussed in such documents. In addition to the below, you should read in full “Risk Factors” in the accompanying preliminary pricing supplement, “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement no. 17,741 as well as the risks and considerations described in the accompanying prospectus supplement and accompanying prospectus. Your Trigger PLUS are a riskier investment than ordinary debt securities. Also, your Trigger PLUS are not equivalent to investing directly in the underlying stock. You should carefully consider whether the offered Trigger PLUS are appropriate given your particular circumstances.

The following risk factors are discussed in greater detail in the accompanying preliminary pricing supplement:

Risks Related to Structure, Valuation and Secondary Market Sales

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Your Trigger PLUS Do Not Bear Interest
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You May Lose Your Entire Investment in the Trigger PLUS
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The Return on Your Trigger PLUS May Change Significantly Despite Only a Small Incremental Change in the Price of the Underlying Stock
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The Trigger PLUS Are Subject to the Credit Risk of the Issuer and the Guarantor
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The Return on Your Trigger PLUS Will Be Limited
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The Estimated Value of Your Trigger PLUS At the Time the Terms of Your Trigger PLUS Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Trigger PLUS
▪
The Amount Payable on Your Trigger PLUS Is Not Linked to the Price of the Underlying Stock at Any Time Other than the Valuation Date
▪
The Market Value of Your Trigger PLUS May Be Influenced By Many Unpredictable Factors
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You Have No Shareholder Rights or Rights to Receive Any Underlying Stock
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We May Sell an Additional Aggregate Stated Principal Amount of the Trigger PLUS at a Different Issue Price
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In Some Circumstances, the Payment You Receive on the Trigger PLUS May Be Based on the Securities of Another Company and Not the Issuer of the Underlying Stock
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We Will Not Hold Shares of the Underlying Stock for Your Benefit
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If You Purchase Your Trigger PLUS at a Premium to Stated Principal Amount, the Return on Your Investment Will Be Lower Than the Return on Trigger PLUS Purchased at Stated Principal Amount and the Impact of Certain Key Terms of the Trigger PLUS Will Be Negatively Affected

Risks Related to Conflicts of Interest

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Other Investors May Not Have the Same Interests as You

Risks Related to Tax

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Your Trigger PLUS May Be Subject to an Adverse Change in Tax Treatment in the Future
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Non-United States Holders Should Consider the Withholding Tax Implications of Owning the Trigger PLUS
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Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Trigger PLUS, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Trigger PLUS to Provide Information to Tax Authorities

The following risk factors are discussed in greater detail in the accompanying general terms supplement no. 17,741:

Risks Related to Structure, Valuation and Secondary Market Sales

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If the Value of an Underlier Changes, the Market Value of Your Notes May Not Change in the Same Manner
▪
Past Performance is No Guide to Future Performance

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the Trigger PLUS without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying stock (including historical closing prices of the underlying stock), the terms of the Trigger PLUS and certain risks.

▪
Your Notes May Not Have an Active Trading Market
▪
The Calculation Agent Will Have the Authority to Make Determinations That Could Affect the Market Value of Your Notes, When Your Notes Mature and the Amount, If Any, Payable on Your Notes
▪
The Calculation Agent Can Postpone the Determination Date, Averaging Date, Call Observation Date or Coupon Observation Date If a Market Disruption Event or Non-Trading Day Occurs or Is Continuing
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With Respect to Notes Linked to Index Stocks or Exchange-Traded Funds, You Have Limited Anti-Dilution Protection
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With Respect to Notes Linked to Index Stocks, There is No Affiliation Between the Underlier Issuer of Such Index Stock and Us

Risks Related to Conflicts of Interest

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Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Notes and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Notes
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Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients Could Negatively Impact Investors in the Notes
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Goldman Sachs’ Market-Making Activities Could Negatively Impact Investors in the Notes
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You Should Expect That Goldman Sachs Personnel Will Take Research Positions, or Otherwise Make Recommendations, Provide Investment Advice or Market Color or Encourage Trading Strategies That Might Negatively Impact Investors in the Notes
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Goldman Sachs Regularly Provides Services to, or Otherwise Has Business Relationships with, a Broad Client Base, Which May Include the Sponsors of the Underlier or Underliers or Constituent Indices, As Applicable, the Investment Advisors of the Underlier or Underliers, As Applicable, or the Issuers of the Underlier or the Underlier Stocks or Other Entities That Are Involved in the Transaction
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The Offering of the Notes May Reduce an Existing Exposure of Goldman Sachs or Facilitate a Transaction or Position That Serves the Objectives of Goldman Sachs or Other Parties

Risks Related to Tax

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Certain Considerations for Insurance Companies and Employee Benefit Plans

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the Trigger PLUS without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying stock (including historical closing prices of the underlying stock), the terms of the Trigger PLUS and certain risks.

The following risk factors are discussed in greater detail in the accompanying prospectus supplement:

▪
The Return on Indexed Notes May Be Below the Return on Similar Securities
▪
The Issuer of a Security or Currency That Serves as an Index Could Take Actions That May Adversely Affect an Indexed Note
▪
An Indexed Note May Be Linked to a Volatile Index, Which May Adversely Affect Your Investment
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An Index to Which a Note Is Linked Could Be Changed or Become Unavailable
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We May Engage in Hedging Activities that Could Adversely Affect an Indexed Note
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Information About an Index or Indices May Not Be Indicative of Future Performance
▪
We May Have Conflicts of Interest Regarding an Indexed Note

The following risk factors are discussed in greater detail in the accompanying prospectus:

Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements

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The application of regulatory resolution strategies could increase the risk of loss for holders of our securities in the event of the resolution of Group Inc.
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The application of Group Inc.’s proposed resolution strategy could result in greater losses for Group Inc.’s security holders

TAX CONSIDERATIONS

You should review carefully the discussion in the accompanying preliminary pricing supplement under the caption “Supplemental Discussion of U.S. Federal Income Tax Consequences” concerning the U.S. federal income tax consequences of an investment in the Trigger PLUS, and you should consult your tax advisor.

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the Trigger PLUS without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying stock (including historical closing prices of the underlying stock), the terms of the Trigger PLUS and certain risks.